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October 27, 2026

Cadence Design Systems, Inc.
2655 Seely Avenue, Building 5
San Jose, California 95134

Re: Registration Statement on Form S-8: 5,000,000 shares of common stock, par value $0.01 per share

To the addressee set forth above:
We have acted as special counsel to Cadence Design Systems, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of an aggregate of 5,000,000 shares of common stock of the Company, par value $0.01 per share (the “Shares”), issuable pursuant to the Company’s Omnibus Equity Incentive Plan, as amended and restated (the “Omnibus Plan”).
The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 27, 2026 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients, and subject to the Company completing all actions and proceedings required on its part to be taken prior to the issuance of the Shares, when the Shares have been issued by the Company in the circumstances

October 27, 2026 Page 2
contemplated by and pursuant to the Omnibus Plan for legal consideration not less than par value, and assuming in each case that the individual issuances under the Omnibus Plan are duly authorized by all necessary corporate action of the Company and duly issued in accordance with the requirements of law and the Omnibus Plan (and the agreements duly adopted thereunder and in accordance therewith), the issuance of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP